Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com
FOR RELEASE: Thursday, April 26, 2018
AMERICAN AIRLINES GROUP REPORTS
FIRST-QUARTER 2018 PROFIT
FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its first-quarter results, including these highlights:

•	Reported a first-quarter 2018 pre-tax profit of $273 million, or $468 million excluding net special items[1], and a first-quarter net profit of $186 million, or $357 million excluding net special items

•	First-quarter 2018 earnings were $0.39 per diluted share, or $0.75 per diluted share excluding net special items

•
Returned $498 million to shareholders, including the repurchase of 8.4 million shares and dividend payments of $48 million. Announced a new $2.0 billion share repurchase authorization[2] to be completed by December 31, 2020

“American’s team members continue to deliver solid results, including record first quarter revenue performance. Higher fuel prices led to a decline in year-over-year earnings, but we are excited about the future,” said Chairman and CEO Doug Parker. “With the youngest fleet in the industry among our large network peer competitors, a significantly improved product, and a team of 130,000 who demonstrate extraordinary care for our customers, we are well positioned for long-term success.”
First-Quarter Revenue and Expenses
Pre-tax earnings excluding net special items for the first quarter of 2018 were $468 million, a $193 million decrease from the first quarter of 2017.

	GAAP		Non-GAAP[1]
	1Q18	1Q17	1Q18	1Q17
Total operating revenues ($ mil)	$10,401	$9,820	$10,401	$9,820
Total operating expenses ($ mil)	9,970	9,083	9,775	8,962
Operating income ($ mil)	431	737	626	858

Pre-tax income ($ mil)	273	535	468	661
Pre-tax margin	2.6%	5.4%	4.5%	6.7%

Net income ($ mil)	186	340	357	414

Earnings per diluted share	$0.39	$0.67	$0.75	$0.82

American Airlines Group Reports First-Quarter 2018 Profit
April 26, 2018

Robust demand for air travel drove a 5.9 percent year-over-year increase in first-quarter 2018 total revenue, to a first quarter record $10.4 billion. Passenger revenue per available seat mile (PRASM) grew in all geographic regions, with notable strength in Latin America. Cargo revenue was up 18.8 percent to $227 million due primarily to a 10.9 percent increase in volume and a 7.1 percent increase in cargo yield. Other revenue was up 10.0 percent to $694 million. First-quarter total revenue per available seat mile increased by 3.5 percent compared to the first quarter 2017 on a 2.3 percent increase in total available seat miles. This marks the sixth consecutive quarter of positive unit revenue growth and the second quarter in a row where all geographic regions showed PRASM growth on a year-over-year basis.
Total first-quarter 2018 operating expenses were $10.0 billion, up 9.8 percent year-over-year driven by a 25.7 percent increase in consolidated fuel expense. Had fuel prices remained unchanged versus the first quarter 2017, total expenses would have been $412 million lower. Total first-quarter 2018 cost per available seat mile (CASM) was 15.15 cents, up 7.3 percent from first-quarter 2017. Excluding fuel and special items, total first-quarter CASM was 11.57 cents, up 2.8 percent year-over-year.
“We made significant progress on several key initiatives during the first quarter, including fleet simplification and adding more travel options for customers by expanding Basic Economy,” said President Robert Isom.
“Our recently announced order for 47 Boeing 787s enables the retirement of older aircraft, including the Airbus A330-300, the Boeing 767, and certain Boeing 777-200s. These replacement aircraft will provide improved fuel efficiency, lower maintenance costs, greater range, and an enhanced customer experience.
“In April, we launched trans-Atlantic Basic Economy together with our Atlantic partners. Basic Economy is now rolled out in the U.S. and certain markets in Mexico and the Caribbean. We continue to look for more opportunities to launch this popular travel option for our customers,” Isom said.
Strategic Objectives
American Airlines is focused on four long-term strategic objectives: Create a World-Class Customer Experience, Make Culture a Competitive Advantage, Ensure Long-Term Financial Strength, and Think Forward, Lead Forward.
Create a World-Class Customer Experience
American is committed to delivering a world-class product by creating value and building trust with customers, driving operational excellence, and strengthening its network, especially where the company has a competitive advantage. During the first quarter, American:

•
Filed an application along with Qantas to the U.S. Department of Transportation seeking approval to form a joint business to better serve customers flying between North America and Australia and New Zealand. The proposed joint business will significantly improve service and stimulate demand, and is expected to unlock more than $300 million annually in consumer benefits that are not achievable through any other form of cooperation

•
Enhanced the travel experience between New York LaGuardia and Chicago for business customers by adding that route to the company’s shuttle portfolio. The shuttle is highly valued by top business customers and offers an hourly schedule and dedicated gates and check-in areas

•
Expanded Basic Economy to its first trans-Atlantic routes on April 11, including Dallas/Fort Worth-London Heathrow, giving customers a new option for American’s lowest fares in partnership with American’s Atlantic joint business partners

•
Introduced new wine sommelier Bobby Stuckey to lead American’s wine program, selecting premium wines for customers to enjoy in Admirals Club lounges, Flagship Lounges, Flagship First Dining and in flight

American Airlines Group Reports First-Quarter 2018 Profit
April 26, 2018

•
Introduced new meals on certain Pacific flights. Japan Airlines’ Chef Jun Kurogi has designed a traditional Japanese meal in premium cabins on flights from Tokyo, and Chef Sean Connolly has designed dishes for premium cabins on flights from Auckland and Sydney

Make Culture a Competitive Advantage
American is creating an environment that cares for frontline team members, provides competitive pay, and equips its team with the right tools to support its customers. During the first quarter, American:

•
Hosted 7,000 American Airlines leaders at its Annual Leadership Conference in Dallas. Team members who oversee people spent a full day learning about American’s four strategic objectives and how to implement them in partnership with their teams

•
Honored 103 team members at the company’s Annual Chairman’s Award celebration in Dallas earlier this month. The Chairman’s Award is the airline’s highest recognition, and recipients this year were recognized for accomplishments including making complicated maintenance tasks easier and safer, caring for colleagues during personal tragedies, and making customers feel like family

•	Accrued $29 million for the company’s 2018 profit sharing program during the quarter

•
Completed the transition to a new cloud-based HR information system which provides seamless integration of team member data and hiring, onboarding, compensation and performance-related tasks. In April, American also implemented a new payroll system for U.S.-based management and support staff, with the remaining team members to transition on a phased basis

Ensure Long-Term Financial Strength
American is focused on capturing the efficiencies created by the merger, delivering on its earnings potential, and creating value for its owners. In the first quarter, American:

•
Returned $498 million to shareholders through share repurchases and dividends, bringing the total since mid-2014 to $11.9 billion. These repurchases have reduced the share count by 38 percent to 467.4 million shares as of March 31, 2018

•
In April, announced an order for 47 new Boeing 787 widebody aircraft consisting of 22 787-8s scheduled to begin arriving in 2020 and 25 787-9s scheduled to begin arriving in 2023. The 787-8s will replace American’s Boeing 767-300s, while later 787-9 deliveries will replace Airbus A330-300s and older 777-200 widebody aircraft. In addition, American deferred 40 737 MAX aircraft and 3 Airbus A321neo aircraft. These changes better align future aircraft deliveries with planned aircraft retirements and reduce planned capital expenditures by approximately $200 million in 2019 and $800 million in 2020

•	On April 26, 2018 declared a dividend of $0.10 per share, to be paid on May 22, 2018, to stockholders of record as of May 8, 2018
Think Forward, Lead Forward
American is committed to re-establishing itself as an industry leader by creating an action-oriented culture that moves quickly to bring products to market, embraces technological change, and quickly seizes upon new opportunities for its network and product. In the first quarter, American:

•
Reached a new lease agreement with the city of Chicago that clears the way for an $8.5 billion redevelopment plan at O’Hare that includes more gates, a better structure for connecting travelers, and a better overall customer experience that will help close the competitive gate gap there

American Airlines Group Reports First-Quarter 2018 Profit
April 26, 2018

•
Reached an agreement earlier this month to get access to 15 additional gates in DFW Terminal E. This allows the company to significantly grow departures at its largest hub to more than 900 per day, enabling more customers to access our global network

•	Completed all customer-facing renovations in Terminal B, where American’s regional operation at Dallas/Fort Worth is located

•	In April, opened five new gates at Chicago O’Hare Terminal 3, permitting American to provide improved service to its customers at this key competitive hub.
Guidance and Investor Update
American expects its second-quarter 2018 TRASM to increase approximately 1.5 to 3.5 percent year-over-year, which reflects expected continued strength in demand for both business and leisure travel. The company also expects its second-quarter 2018 pre-tax margin excluding special items to be between 7.5 and 9.5 percent.3 Due to higher fuel prices included in the guidance provided today, American now expects its 2018 diluted earnings per share excluding net special items to be between $5.00 and $6.00.3
For additional financial forecasting detail, please refer to the company’s investor relations update, filed with the Securities and Exchange Commission on Form 8-K. This filing will be available at aa.com/investorrelations.
Conference Call / Webcast Details
The company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through May 26.
Notes

1.
In the first quarter, the company recognized $195 million in net special items before the effect of income taxes. First quarter special items principally included $82 million of fleet restructuring expenses and $59 million of merger integration expenses. See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

2.
Share repurchases under the buyback program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The program does not obligate the company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at the company's discretion.

3.	American is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time.
About American Airlines Group
American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

American Airlines Group Reports First-Quarter 2018 Profit
April 26, 2018

Cautionary Statement Regarding Forward-Looking Statements and Information
Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the Securities Act), the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about our plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on our current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in our other filings with the Securities and Exchange Commission. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. We do not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

American Airlines Group Reports First-Quarter 2018 Profit
April 26, 2018

American Airlines Group Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended March 31,		Percent Change
	2018	2017 (1)
Operating revenues:
Passenger	$9,480	$8,997	5.4
Cargo	227	191	18.8
Other	694	632	10.0
Total operating revenues	10,401	9,820	5.9
Operating expenses:
Aircraft fuel and related taxes	1,763	1,402	25.8
Salaries, wages and benefits	3,017	2,859	5.5
Regional expenses:
Fuel	398	318	25.0
Other	1,300	1,255	3.6
Maintenance, materials and repairs	469	492	(4.8)
Other rent and landing fees	462	440	4.9
Aircraft rent	304	295	3.2
Selling expenses	356	318	12.0
Depreciation and amortization	445	405	10.0
Special items, net	195	119	64.8
Other	1,261	1,180	6.8
Total operating expenses	9,970	9,083	9.8
Operating income	431	737	(41.4)
Nonoperating income (expense):
Interest income	25	21	15.4
Interest expense, net	(265)	(257)	3.0
Other income, net	82	34	nm
Total nonoperating expense, net	(158)	(202)	(21.6)
Income before income taxes	273	535	(48.9)
Income tax provision	87	195	(55.4)
Net income	$186	$340	(45.2)

Earnings per common share:
Basic	$0.39	$0.67
Diluted	$0.39	$0.67
Weighted average shares outstanding (in thousands):
Basic	472,297	503,902
Diluted	474,598	507,797

(1)
On January 1, 2018, the Company adopted two new Accounting Standard Updates (ASUs): ASU 2014-09: Revenue from Contracts with Customers (the "New Revenue Standard") and ASU 2017-07: Compensation - Retirement Benefits (the "New Retirement Standard"). In accordance with the transition provisions of these new standards, the Company has recast its 2017 financial information to reflect the effects of adoption. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its first quarter 2018 Form 10-Q filed on April 26, 2018.

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports First-Quarter 2018 Profit
April 26, 2018

American Airlines Group Inc.
Consolidated Operating Statistics
(Unaudited)

	3 Months Ended March 31,		Change
	2018	2017 (1)
Mainline
Revenue passenger miles (millions)	47,007	45,211	4.0%
Available seat miles (ASM) (millions)	57,963	56,564	2.5%
Passenger load factor (percent)	81.1	79.9	1.2pts
Passenger enplanements (thousands)	34,840	33,755	3.2%
Departures (thousands)	263	262	0.2%
Aircraft at end of period	952	944	0.8%
Block hours (thousands)	831	819	1.4%
Average stage length (miles)	1,217	1,201	1.3%
Fuel consumption (gallons in millions)	845	831	1.6%
Average aircraft fuel price including related taxes (dollars per gallon)	2.09	1.69	23.8%
Full-time equivalent employees at end of period	104,400	102,900	1.5%

Regional (2)
Revenue passenger miles (millions)	5,938	5,773	2.9%
Available seat miles (millions)	7,860	7,777	1.1%
Passenger load factor (percent)	75.5	74.2	1.3pts
Passenger enplanements (thousands)	12,786	12,605	1.4%
Aircraft at end of period	587	623	(5.8)%
Fuel consumption (gallons in millions)	185	182	1.8%
Average aircraft fuel price including related taxes (dollars per gallon)	2.15	1.75	22.8%
Full-time equivalent employees at end of period (3)	24,200	21,400	13.1%

Total Mainline & Regional
Revenue passenger miles (millions)	52,945	50,984	3.8%
Available seat miles (millions)	65,823	64,341	2.3%
Passenger load factor (percent)	80.4	79.2	1.2pts
Yield (cents)	17.90	17.65	1.5%
Passenger revenue per ASM (cents)	14.40	13.98	3.0%
Total revenue per ASM (cents)	15.80	15.26	3.5%
Cargo ton miles (millions)	687	619	10.9%
Cargo yield per ton mile (cents)	33.03	30.83	7.1%
Passenger enplanements (thousands)	47,626	46,360	2.7%
Aircraft at end of period	1,539	1,567	(1.8)%
Fuel consumption (gallons in millions)	1,030	1,013	1.6%
Average aircraft fuel price including related taxes (dollars per gallon)	2.10	1.70	23.6%
Full-time equivalent employees at end of period	128,600	124,300	3.5%
Operating cost per ASM (cents)	15.15	14.12	7.3%
Operating cost per ASM excluding special items (cents)	14.85	13.93	6.6%
Operating cost per ASM excluding special items and fuel (cents)	11.57	11.25	2.8%

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard and the New Retirement Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its first quarter 2018 Form 10-Q filed on April 26, 2018.

(2)	Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(3)	Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First-Quarter 2018 Profit
April 26, 2018

American Airlines Group Inc.
Consolidated Revenue Statistics by Region
(Unaudited)

	3 Months Ended March 31,
	2018	2017 (1)	Change
Domestic
Revenue passenger miles (millions)	36,261	35,303	2.7%
Available seat miles (ASM) (millions)	43,892	43,582	0.7%
Passenger load factor (percent)	82.6	81.0	1.6pts
Passenger revenue (dollars in millions)	6,963	6,781	2.7%
Yield (cents)	19.20	19.21	—%
Passenger revenue per ASM (cents)	15.86	15.56	2.0%

Latin America
Revenue passenger miles (millions)	8,085	7,490	7.9%
Available seat miles (millions)	10,239	9,775	4.7%
Passenger load factor (percent)	79.0	76.6	2.4pts
Passenger revenue (dollars in millions)	1,445	1,231	17.4%
Yield (cents)	17.87	16.43	8.7%
Passenger revenue per ASM (cents)	14.11	12.59	12.0%

Atlantic
Revenue passenger miles (millions)	4,665	4,500	3.7%
Available seat miles (millions)	6,746	6,415	5.2%
Passenger load factor (percent)	69.2	70.1	(0.9)pts
Passenger revenue (dollars in millions)	669	624	7.2%
Yield (cents)	14.34	13.87	3.4%
Passenger revenue per ASM (cents)	9.92	9.73	2.0%

Pacific
Revenue passenger miles (millions)	3,934	3,691	6.6%
Available seat miles (millions)	4,946	4,569	8.3%
Passenger load factor (percent)	79.5	80.8	(1.3)pts
Passenger revenue (dollars in millions)	403	361	11.6%
Yield (cents)	10.25	9.79	4.7%
Passenger revenue per ASM (cents)	8.15	7.91	3.1%

Total International
Revenue passenger miles (millions)	16,684	15,681	6.4%
Available seat miles (millions)	21,931	20,759	5.6%
Passenger load factor (percent)	76.1	75.5	0.6pts
Passenger revenue (dollars in millions)	2,517	2,216	13.6%
Yield (cents)	15.09	14.13	6.7%
Passenger revenue per ASM (cents)	11.48	10.68	7.5%

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard and the New Retirement Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its first quarter 2018 Form 10-Q filed on April 26, 2018.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First-Quarter 2018 Profit
April 26, 2018

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
American Airlines Group Inc. (the “Company”) sometimes uses financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The Company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The Company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.
The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

•	Pre-Tax Income (GAAP measure) to Pre-Tax Income Excluding Special Items (non-GAAP measure)

•	Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Special Items (non-GAAP measure)

•	Net Income (GAAP measure) to Net Income Excluding Special Items (non-GAAP measure)

•	Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings Per Share Excluding Special Items (non-GAAP measure)

•	Operating Income (GAAP measure) to Operating Income Excluding Special Items (non-GAAP measure)
Management uses these non-GAAP financial measures to evaluate the Company's current operating performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to better understand the Company’s core operating performance.
Additionally, the tables below present the reconciliations of total operating costs (GAAP measure) to total operating costs excluding special items and fuel (non-GAAP measure). Management uses total operating costs excluding special items and fuel to evaluate the Company's current operating performance and for period-to-period comparisons. The price of fuel, over which the Company has no control, impacts the comparability of period-to-period financial performance. The adjustment to exclude aircraft fuel and special items allows management an additional tool to better understand and analyze the Company’s non-fuel costs and core operating performance.

Reconciliation of Pre-Tax Income Excluding Special Items	3 Months Ended March 31,		Percent Change
	2018	2017 (1)
	(in millions)
Pre-tax income as reported	$273	$535
Pre-tax special items:
Special items, net (2)	195	119
Regional operating special items, net	—	2
Nonoperating special items, net	—	5
Total pre-tax special items	195	126
Pre-tax income excluding special items	$468	$661	-29%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$273	$535
Total operating revenues as reported	$10,401	$9,820
Pre-tax margin	2.6%	5.4%

Calculation of Pre-Tax Margin Excluding Special Items
Pre-tax income excluding special items	$468	$661
Total operating revenues as reported	$10,401	$9,820
Pre-tax margin excluding special items	4.5%	6.7%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$186	$340
Special items:
Total pre-tax special items (2)	195	126
Income tax special items (3)	22	—
Net tax effect of special items	(46)	(52)
Net income excluding special items	$357	$414	-14%

American Airlines Group Reports First-Quarter 2018 Profit
April 26, 2018

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items	3 Months Ended March 31,
	2018	2017 (1)
	(in millions, except per share amounts)
Net income excluding special items	$357	$414
Shares used for computation (in thousands):
Basic	472,297	503,902
Diluted	474,598	507,797
Earnings per share excluding special items:
Basic	$0.76	$0.82
Diluted	$0.75	$0.82

Reconciliation of Operating Income Excluding Special Items
Operating income as reported	$431	$737
Special items:
Special items, net (2)	195	119
Regional operating special items, net	—	2
Operating income excluding special items	$626	$858

Reconciliation of Total Operating Cost per ASM Excluding Special Items and Fuel	3 Months Ended March 31,
	2018	2017 (1)
	(in millions)
Total operating expenses as reported	$9,970	$9,083
Special items:
Special items, net (2)	(195)	(119)
Regional operating special items, net	—	(2)
Total operating expenses, excluding special items	9,775	8,962
Fuel:
Aircraft fuel and related taxes - mainline	(1,763)	(1,402)
Aircraft fuel and related taxes - regional	(398)	(318)
Total operating expenses, excluding special items and fuel	$7,614	$7,242
	(in cents)
Total operating expenses per ASM as reported	15.15	14.12
Special items per ASM:
Special items, net (2)	(0.30)	(0.18)
Total operating expenses per ASM, excluding special items	14.85	13.93
Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.68)	(2.18)
Aircraft fuel and related taxes - regional	(0.60)	(0.49)
Total operating expenses per ASM, excluding special items and fuel	11.57	11.25
Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard and the New Retirement Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its first quarter 2018 Form 10-Q filed on April 26, 2018.

(2)
The 2018 first quarter mainline operating special items totaled a net charge of $195 million, which principally included $82 million of fleet restructuring expenses and $59 million of merger integration expenses.

The 2017 first quarter mainline operating special items totaled a net charge of $119 million, which principally included $63 million of fleet restructuring expenses and $63 million of merger integration expenses.
Fleet restructuring expenses principally included the acceleration of depreciation and impairments for aircraft and related equipment grounded or expected to be grounded earlier than planned. Merger integration expenses included costs associated with remaining integration projects, principally our flight attendant, human resources, payroll and technical operations integrations.

(3)
Income tax special items included a $22 million charge to income tax expense to establish a required valuation allowance related to the Company's estimated refund for Alternative Minimum Tax (AMT) credits.

American Airlines Group Reports First-Quarter 2018 Profit
April 26, 2018

American Airlines Group Inc.
Condensed Consolidated Balance Sheets
(In millions)

	March 31, 2018	December 31, 2017 (1)
	(unaudited)
Assets
Current assets
Cash	$297	$295
Short-term investments	4,994	4,771
Restricted cash and short-term investments	294	318
Accounts receivable, net	1,809	1,752
Aircraft fuel, spare parts and supplies, net	1,455	1,359
Prepaid expenses and other	824	651
Total current assets	9,673	9,146
Operating property and equipment
Flight equipment	40,662	40,318
Ground property and equipment	8,599	8,267
Equipment purchase deposits	1,231	1,217
Total property and equipment, at cost	50,492	49,802
Less accumulated depreciation and amortization	(16,159)	(15,646)
Total property and equipment, net	34,333	34,156
Other assets
Goodwill	4,091	4,091
Intangibles, net	2,193	2,203
Deferred tax asset	1,581	1,816
Other assets	1,409	1,373
Total other assets	9,274	9,483
Total assets	$53,280	$52,785

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Current maturities of long-term debt and capital leases	$2,793	$2,554
Accounts payable	1,953	1,688
Accrued salaries and wages	1,178	1,672
Air traffic liability	5,549	4,042
Loyalty program liability	3,176	3,121
Other accrued liabilities	2,359	2,281
Total current liabilities	17,008	15,358
Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	21,946	22,511
Pension and postretirement benefits	7,259	7,497
Loyalty program liability	5,610	5,701
Other liabilities	2,475	2,498
Total noncurrent liabilities	37,290	38,207
Stockholders' equity (deficit)
Common stock	5	5
Additional paid-in capital	5,279	5,714
Accumulated other comprehensive loss	(5,172)	(5,154)
Accumulated deficit	(1,130)	(1,345)
Total stockholders' deficit	(1,018)	(780)
Total liabilities and stockholders’ equity (deficit)	$53,280	$52,785

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard and the New Retirement Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its first quarter 2018 Form 10-Q filed on April 26, 2018.